Exhibit 5.2

Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 o: 650.493.9300 f: 650.493.6811

March 28, 2022

4D pharma plc

5th Floor, 9 Bond Court

Leeds

LS1 2JZ

United Kingdom

Re:	4D Pharma plc – Registration Statement on Form F-3

Ladies and Gentlemen:

4D pharma plc, a public limited company incorporated under the laws of England and Wales (the “Company”), is filing with the United States Securities and Exchange Commission a Registration Statement on Form F-3 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), (i) ordinary shares, nominal value £0.0025 per share (the “Ordinary Shares”), of the Company; (ii) preference shares of the Company (the “Preferred Shares”); (iii) warrants of the Company (the “Warrants”), which may be issued pursuant to a warrant agreement (the “Warrant Agreement”) between the Company and the warrant agent to be named therein; (v) the Company’s debt securities (the “Debt Securities”), which may be issued pursuant to an indenture, between the Company and a trustee to be named therein (the “Trustee”) (the “Indenture”); (vi) rights to purchase Ordinary Shares, Preferred Shares or Debt Securities (the “Subscription Rights”); and (vii) units (the “Units”) to be issued under one or more unit agreements to be entered into among the Company, a bank or trust company, as unit agent (the “Unit Agent”), and the holders from time to time of the Units (each such unit agreement, a “Unit Agreement”).

We, as your United States counsel, have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

Based upon the foregoing, we advise you that, in our opinion:

1.	When the Warrant Agreement to be entered into in connection with the issuance of any Warrants has been duly authorized, executed and delivered by the Warrant Agent and the Company, the specific terms of the Warrants have been duly authorized and established in accordance with the Warrant Agreement and such Warrants have been duly authorized, executed, issued and delivered in accordance with the Warrant Agreement and the applicable underwriting or other agreement against payment therefor, such Warrants will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.

4D pharma plc

March 28, 2022

2.	When the specific terms of a particular series of Debt Securities have been duly authorized and established in accordance with the Indenture and such Debt Securities have been duly authorized, executed, authenticated, issued and delivered in accordance with the Indenture and the applicable underwriting or other agreement against payment therefor, such Debt Securities will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.

3.	When the Board of Directors of the Company (the “Board”) has taken all necessary corporate action to authorize the issuance and terms of the Subscription Rights, the terms of the offering thereof, and related matters and the agreements relating to the Subscription Rights have been duly authorized and validly executed and delivered by the Company, then the Subscription Rights will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

4.	When the Unit Agreement to be entered into in connection with the issuance of any Units has been duly authorized, executed and delivered by the Unit Agent and the Company, the specific terms of the Units have been duly authorized and established in accordance with the Unit Agreement and such Units have been duly authorized, executed, issued and delivered in accordance with the Unit Agreement and the applicable underwriting or other agreement against payment therefor, such Units will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.

In connection with the opinions expressed above, we have assumed that, (i) at or prior to the time of the delivery of any such security, the Board shall have duly established the terms of such security and duly authorized the issuance and sale of such security and such authorization shall not have been modified or rescinded; (ii) the Company is and shall remain validly existing as a public limited company incorporated under the laws of England and Wales; (iii) at or prior to the time of the delivery of any such security, the Registration Statement shall have become effective and such effectiveness shall not have been terminated or rescinded; (iv) at and prior to the time of the delivery of any such security, the Indenture, the Debt Securities, the Warrant Agreement and the Unit Agreement are each valid, binding and enforceable agreements of each party thereto (other than as expressly covered above in respect of the Company); (v) at or prior to the time of the delivery of any such security, there shall not have occurred any change in law affecting the validity or enforceability of such security, and (vi) any Ordinary Shares, Preferred Shares or other securities issuable upon conversion, exchange, redemption, or exercise of any security offered under the Registration Statement will be duly authorized and validly issued. We have also assumed that none of the terms of any security to be established subsequent to the date hereof, the issuance and delivery of such security or the compliance by the Company with the terms of such security will violate any applicable law or public policy or will result in a violation of any provision of any instrument or agreement then binding upon the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company

4D pharma plc

March 28, 2022

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York (including the statutory provisions and reported judicial decisions interpreting the foregoing). Without limiting the foregoing, we have made no inquiry into, and we express no opinion as to, the statutes, regulations, treaties, common laws or other laws of any other nation, state or jurisdiction, including in particular the laws of England and Wales.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and further consent to the reference to our name under the caption “Legal Matters” in the prospectus, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

Sincerely,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati